Aames 2000-1

Mortgage Pass-Through Certificates

March 26, 2001 Distribution

CONTACTS

Administrator: Joyce B Santiago
Direct Phone Number: (714)247-6318
Address: Deutsche Bank
1761 E. St. Andrew Place, Santa Ana, CA 92705

Web Site: http://www-apps.gis.deutsche-bank.com/invr
Factor Information: (800) 735-7777
Main Phone Number: (714) 247-6000

ISSUANCE INFORMATION

Seller:	Aames Capital Corporation	Cut-Off Date: September 1, 2000
Certificate Insurer:	Financial Security Assurance Inc.	Closing Date: September 21, 2000
Servicer(s):	Countrywide Home Loans, Inc. Master Servicer	First Payment Date: October 25, 2000

Underwriter(s):	Greenwich Capital Markets, Inc. Underwriter	Distribution Date: March 26, 2001
	Lehman Brothers Securities Corporation Underwriter	Record Date: March 23, 2001
	Morgan Stanley Dean Witter Underwriter	February 28, 2001

Page 1 of 27	© COPYRIGHT 2001 Deutsche Bank